UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 20, 2019

AMERICAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-55456	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9002 Technology Lane, Fishers Indiana, 46038
(Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 240.12b-2 of this chapter).

Emerging Growth Company [x]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [x]

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2019, American Resources Corporation (the “Company” “we,” “our” or “us”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC (“Maxim” or the “Underwriter”), relating to a public offering (the “Offering”) of 1,000,000 shares of Company Class A Common Stock (the “Common Stock”), par value $0.0001 per share. Under the terms of the Underwriting Agreement, the Company also granted Maxim an overallotment option, which is exercisable for up to 45 days following the date of the Underwriting Agreement, to purchase up to 150,000 Option Shares of Common Stock (the “Overallotment Option”). Maxim acted as the sole book-running manager in the Offering.

The Offering was made pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-226042) initially filed by the Company with the Securities and Exchange Commission (“SEC”) on July 2, 2018, as amended to date (the “Registration Statement”) and declared effective on February 14, 2019, and a final prospectus filed with the SEC on February 15, 2019.

The closing of the Offering occurred on February 20, 2019. The aggregate gross proceeds from the sale of the Common Stock offered by us in this Offering are $4.0 million (or approximately $5.6 million if Maxim’s Overallotment Option to purchase additional shares is exercised in full), based on an offering price to the public of  $4.00 per share of Common Stock, and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the Offering to initiate coal production on certain permits that we own, act upon certain acquisition opportunities, and for general corporate purposes, including working capital.

The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the Underwriter may be required to make in respect of those liabilities. The Underwriting Agreement also contains customary representations, warranties, and conditions precedent to closing. In addition,, pursuant to the Underwriting Agreement, the Company, its directors, certain officers and each owner of at least 5% of the Company’s outstanding shares of Common Stock, agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of one hundred eighty (180) days following February 15, 2019, without the prior written consent of Maxim.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated into this Item 1.01 by reference. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement.

The Company also agreed to issue to the Underwriter a warrant (the “Underwriter Warrant”) to purchase up to 70,000 shares (the “Warrant Shares”) of Company Series A Common Stock. The Underwriter Warrant shall be exercisable, in whole or in part, at any time and from time to time commencing on August 15, 2019 through and including the Expiration Date of February 15, 2021. The Warrant Exercise Price is $4.40 per share; however, the Warrant also may be exercised on a cashless basis as specified in the Warrant. The Exercise Price and number of Warrant Shares are subject to adjustment from time to time in the event of stock dividends stock splits, merger or consolidation, or other fundamental transactions.

Copies of the Underwriting Agreement and the Underwriter Warrant issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 8.01.     Other events.

 On February 15, 2019, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. On February 20, 2019, the Company issued a press release announcing the closing of the Offering. A copy of the press releases attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

 Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated February 15, 2019 between the Company and Maxim Group LLC
4.1	Warrant to Purchase Common Stock issued to Maxim Group LLC
99.1	Press release dated February 15, 2019
99.2	Press release dated February 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: February 20, 2019	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer

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